Exhibit 99.1


                                                                        News


FOR IMMEDIATE RELEASE


Contact:                                  Richard Moyer
Scott Eckstein                            Investor Relations
Investor Relations                        Cameron Associates
Curative Health Services                  212-554-5466
631-232-7044                              richard@cameronassoc.com
seckstein@curativehealth.com


                                CURATIVE HEALTH SERVICES
                           REPORTS THIRD QUARTER 2002 RESULTS
                           ----------------------------------
                Total Revenues $36.9 Million, Net Income $0.31 Per Share

Hauppauge, New York - October 24, 2002 - Curative Health Services, Inc., (Nasdaq: CURE), today announced third quarter financial results for the period ended September 30, 2002. Total revenues for the third quarter were $36.9 million, compared with $23.8 million reported in the third quarter of 2001, an increase of 55%. Total revenues for the first nine months ended September 30, 2002 were $91.5 million. Net income for the third quarter was $3.9 million, or $0.31 per diluted share, compared with net income of $176,000, or $0.02 per diluted share, for the third quarter of 2001. Total net income for the first nine months ended September 30, 2002 was $8.8 million or $0.73 per diluted share.

"This has been a solid quarter for Curative and we are extremely pleased with our financial results," said Joseph Feshbach, Curative's Chairman and Chief Executive Officer. "We continue to see strong sequential growth in hemophilia sales, which grew over 11% during the quarter. Our operating cash flow also increased to over $6 million for the quarter, further enhancing our resources to pursue additional acquisitions in the specialty pharmacy business."

Current business momentum includes the signing of three new multi-year contracts to manage acute care hospital Wound Care Center(R) programs and the acquisition of the specialty pharmacy business and certain related assets of Home Care of New York, Inc., for a total consideration of approximately $12 million. In addition, the Company entered into an agreement to purchase certain assets of Home Care of New York, Inc. related to its home health agency business, subject to applicable governmental approvals.

Curative also recently signed a multi-year contract with VHA Inc. VHA is a cooperative representing more than 2,200 leading community-owned health care organizations and their affiliated physicians. Under terms of the agreement, the Company will offer wound management services to VHA members across the nation. VHA serves 25 percent of the community-owned hospitals in the United States, including many of the nation's largest and most respected institutions.

"Our recent alignment with VHA not only represents a significant opportunity for Wound Care Center(R) programs within their network, but the competitive process we underwent also validates that we have a superior offering in hospital-based wound management programs," Mr. Feshbach added.

Additionally, the Company recently announced it expects to record a one-time gain from the sale of its venture capital interest in Accordant Health Services, Inc., resulting from the announced sale of Accordant to AdvancePCS expected to close in the fourth quarter of 2002. Upon closing of the transaction, the Company expects to receive initial proceeds of approximately $4.4 million and to record a one-time gain of approximately $0.08 cents per diluted share in the fourth quarter of 2002. Depending upon Accordant's achievement of certain targets in calendar year 2003, the Company could also receive additional proceeds over the next 18 to 24 months.

Fiscal 2002 and 2003 Guidance

For the full year 2002, the Company has revised its guidance and now expects total revenue of approximately $140 million and earnings per diluted share of $1.08, versus $0.97 to $0.99 per diluted share previously anticipated. This does not include the anticipated gain from the sale of the Company's investment in Accordant Health Services, Inc., which would bring earnings per diluted share to $1.16. These projections include the expected results of the Home Care of New York, Inc. acquisition, which occurred as of October 23, 2002. For the fourth quarter of 2002, the Company expects revenues of approximately $48 million and earnings of approximately $0.35 per diluted share, excluding the one-time gain from Accordant.

For 2003, the Company anticipates revenues of approximately $210 to $220 million and earnings per diluted share to be in the range of $1.42 to $1.48.

Curative Health Services, Inc. will hold a conference call to discuss the Company's third quarter 2002 results, recent developments, business strategy and outlook, today at 11:00 a.m. Eastern Time. To participate in the conference call, dial 1-800-915-4836 approximately 10 minutes prior to the scheduled start time.

If you are unable to participate, a digital replay of the call will be available from Thursday, October 24, 2002 at 1:00 p.m. Eastern Time until 12:00 a.m. Eastern Time on November 1st, by dialing 1-800-428-6051 with passcode #263968. The live broadcast of Curative Health Services' quarterly conference call will be available online by going to www.curative.com and selecting the Investor Relations link, on www.streetevents.com and on www.companyboardroom.com. An online replay will be available shortly after the call at those sites.

About Curative Health Services

Curative Health Services delivers superior clinical outcomes and unmatched patient satisfaction for patients experiencing serious medical conditions through two unique business units.

Curative's Specialty Pharmacy Services business unit provides services to help patients manage the health care process, and offers related pharmacy products to patients for chronic and critical disease states, such as Hemophilia.

Curative's Specialty Healthcare Services ("SHS") business unit is an industry leader in chronic wound care management, consistently achieving an outcome success rate of more than 80 percent. SHS provides a broad continuum of services to health care providers through a nationwide network. This national network of more than 100 hospital-based Wound Care Center programs has offered comprehensive treatment to over 300,000 patients, achieving more than a 95 percent patient satisfaction rate.

        For more information, visit www.curative.com

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Factors that might cause such differences include, but are not limited to, the termination or non-renewal of a material number of contracts, an inability to obtain new contracts, changes in the government regulations relating to the Company's Specialty Healthcare Services or Specialty Pharmacy Services business units, changes in the regulations governing third party reimbursements for the Company's services, manufacturing shortages of products sold by Curative's Specialty Pharmacy Services business unit, and the other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. Readers of this release are referred to the Company's Quarterly Report on Form 10Q for the quarter ended June 30, 2002, for further discussion of these and other factors that could affect future results.
                                    (Tables Follow)

                             CURATIVE HEALTH SERVICES, INC.
                             Selected Financial Information




Condensed Consolidated Statements of Operations
-----------------------------------------------
(In thousands, except for per share data)

                                                 (Unaudited)                      (Unaudited)
                                             Three Months Ended                Nine Months Ended
                                                September 30,                    September 30,
                                             2002           2001              2002            2001
                                          --------------------------       --------------------------


Revenues                                  $ 36,851       $ 23,764          $ 91,535        $ 61,252
Costs and expenses:
  Cost of product sales and services        22,872         16,907            57,573          42,177
  Selling, general & administrative          7,086          6,502            18,619          18,264
                                            ------         ------           -------          ------
    Total costs and expenses                29,958         23,409            76,192          60,441
                                            ------         ------           -------          ------

Income from operations                       6,893            355            15,343             811

Interest income                                  4             55                57             766

Interest expense                               393              -               675               -
                                            ------          ------          -------          ------

Income before income taxes                   6,504            410            14,725           1,577

Income taxes                                 2,570            234             5,910             899
                                            ------         ------           -------          ------

Net income                                 $ 3,934        $   176          $  8,815         $   678
                                            ======         ======           =======          ======

Net income per common share, basic         $  0.33        $  0.02          $   0.79         $  0.09
                                            ======         ======           =======          ======

Net income per common share,diluted        $  0.31        $  0.02          $   0.73         $  0.08
                                            ======         ======           =======          ======

Denominator for basic earnings per share,
weighted average common shares              11,869          7,186            11,098           7,141
                                            ======         ======           =======          ======

Denominator for diluted earnings per share,
weighted average common shares assuming
conversions                                 12,726          8,149            12,117           8,133
                                            ======         ======           =======          ======


                         CURATIVE HEALTH SERVICES, INC.
                         Selected Financial Information


Condensed Consolidated Balance Sheets
-------------------------------------
(Dollars in thousands)

                                         (Unaudited)
                                        September 30,          December 31,
                                            2002                  2001
Assets                                ---------------        --------------
Current assets:
   Cash and cash equivalents              $  7,601               $ 12,264
   Accounts receivable, net                 27,251                 13,139
   Deferred tax assets                       6,711                  6,265
   Inventory                                 8,539                  4,547
   Prepaids and other assets                 2,990                    745
                                            -------                -------
     Total current assets                   53,092                 36,960

   Property and equipment, net               3,310                  3,795
   Goodwill and intangibles                108,661                 34,787
   Other long-term assets                    4,233                  1,385
                                            -------                -------

     Total assets                        $ 169,296               $ 76,927
                                           =======                 ======


Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                       $ 18,574               $  9,249
   Accrued expenses                          9,017                 25,186
   Current portion long-term liabilities     4,504                      -
                                            -------                -------
     Total current liabilities              32,095                 34,435

   Long-term liabilities                    23,113                  6,000

   Stockholders' equity                    114,088                 36,492
                                           -------                 -------

     Total liabilities and
     stockholders' equity                $ 169,296               $ 76,927
                                           =======                 =======


   :Editors Note: This release is also available on the Internet over the
                             World Wide Web at
                          http://www.curative.com

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